UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2004

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 Chipeta Way

Salt Lake City, Utah 84108

(Address of principal executive offices)

(801) 583-4939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Contract.

On December 22, 2004, NPS Pharmaceuticals, Inc. (the “Company”) and Cinacalcet Royalty Sub LLC, its wholly-owned subsidiary (“Royalty Sub”), closed a financing transaction involving the monetization of certain royalty and related rights (the “Royalty Rights”) owned by the Company. The Royalty Rights arise under the Development and License Agreement dated March 18, 1996 (the “License Agreement”), between the Company and Amgen Inc. (“Amgen”). The License Agreement provides for the exclusive license to Amgen in a specified territory, including the United States and the European Union of NPS’s patented technology and know-how (the “Licensed Technology”) relating to certain compounds that interact with calcium receptors on parathyroid cells, including NPS’s patented compound cinacalcet HCl, which Amgen is selling in the United States under the trademark Sensipar® and in the European Union under the trademark Mimpara®.

Royalty Sub purchased the Royalty Rights from the Company on December 22, 2004 in exchange for approximately $155 million in cash and a deemed capital contribution by NPS to Royalty Sub. Royalty Sub raised the cash portion of the purchase price by selling $175 million aggregate principal amount of its Secured 8% Notes due 2017 (the “Notes”) to certain institutional investors in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended. An interest reserve account has been funded with approximately $14.2 million of the proceeds of the Notes to support the payment of interest through December 30, 2006. The Notes were issued pursuant to an Indenture, dated December 22, 2004 (the “Indenture”), between Royalty Sub and U.S. Bank National Association, as Trustee (the “Trustee”).

The Indenture provides that no more than $175 million of the Notes may be issued. The Notes have a legal maturity date of March 30, 2017, unless redeemed earlier by the annual redemption feature described below or at the option of the Company. The Notes are non-recourse to the Company. Interest on the Notes accrues daily at an 8% annual rate and is payable quarterly in arrears on March 30, June 30, September 30 and December 30 each year, beginning on March 30, 2005. Other than the interest reserve account, the royalties and other payments Royalty Sub receives from Amgen pursuant to the Royalty Rights (the “Royalty Payments”) are the sole source of payment for the Notes. Beginning March 30, 2006, if the Royalty Payments received each year exceed the annual interest payments and expenses for that year, the excess will be used to redeem the Notes at par. Additionally, in order to provide the investors with an additional return if cinacalcet sales exceed expectations, this redemption will include a redemption premium if the annual amount of Royalty Payments is in excess of a specified amount. This redemption premium ranges from 0% to 41.48%, depending on the annual net sales of cinacalcet by Amgen.

The Notes are secured by a pledge by Royalty Sub of the Royalty Rights and substantially all of its other assets, and by a pledge by the Company of its equity ownership interests in Royalty Sub.

The Notes are redeemable in whole, but not in part, at the option of Royalty Sub on any interest payment date. The optional redemption price is par, plus a redemption premium if the amount of Royalty Payments received in the annual period preceding the redemption are in excess of a specified amount. The redemption premium ranges from 0% to 41.48%, depending on the annual amount of net sales of cinacalcet by Amgen.

The Indenture provides that the Notes will be issued in book-entry form through The Depository Trust Company (“DTC”), and includes typical provisions regarding representations and warranties of Royalty Sub, affirmative and negative covenants of Royalty Sub, events of default and remedies, and provisions regarding the duties of the Trustee, indemnification of the Trustee, and other matters typically addressed in similar indentures.

The foregoing is a summary of the material terms of the Indenture. This summary does not purport to be complete, and is qualified by reference to the entire Indenture filed as an exhibit to this Form 8-K.

Item 8.01 Other Events.

On December 23, 2004, the Company issued a press release regarding the cinacalcet monetization financing transaction that closed on December 22, 2004, a copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Company has also prepared a question and answer style informational document (the “Q&A”) addressing certain aspects of the cinacalcet monetization financing and the anticipated operations of the Company. A copy of the Q&A is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

4.1	Indenture, dated as of December 22, 2004, between Registrant and U.S. Bank National Association, as Trustee, including the form of Secured 8% Notes due 2017 attached as Exhibit A thereto.

99.1	Press Release issued by the Company on December 23, 2004.

99.2	Question and Answer document dated December 23, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2004	NPS PHARMACEUTICALS, INC.

	By:	/S/ HUNTER JACKSON
Hunter Jackson CEO, President and Chairman of the Board

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated as of December 22, 2004, between Registrant and U.S. Bank National Association, as Trustee, including the form of Secured 8% Notes due 2017 attached as Exhibit A thereto.

99.1	Press Release issued by NPS Pharmaceuticals, Inc. on December 23, 2004.

99.2	Question & Answer document dated December 23, 2004.